Morgan Stanley Multi-Asset Class Fund
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to obtain the necessary
quorum in order to hold the meeting, and, therefore, the
meeting was adjourned until August 23, 2006 to permit
further solicitation of proxies. The meeting was held on
August 23, 2006 and the voting results with respect to these proposals were as follows:

(1) Election of Trustees:

                                       For    Withho  Absta   BNV*
                                                ld      in
Frank L. Bowman...................    1,701,0  65,013      0     0
                                           14
Kathleen A.                           1,700,7  65,250      0     0
Dennis....................                 77
James F. Higgins...................   1,700,7  65,250      0     0
                                           77
Joseph J.                             1,700,7  65,250      0     0
Kearns......................               77
Michael F. Klein...................   1,702,2  63,777      0     0
                                           50
W. Allen Reed......................   1,701,4  64,569      0     0
                                           58
Fergus Reid.....................      1,701,4  64,569      0     0
                                           58

(2) Elimination of certain fundamental investment
restrictions:

                                        For    Again  Absta    BNV*
                                                 st     in
Elimination of the fundamental        1,404,0   99,99  37,58   224,4
policy restricting the Fund's              03       7      3      44
ability to pledge
assets..............................
.......
Elimination of the fundamental        1,405,0   98,36  38,21   224,4
policy restricting purchases of            01       5      7      44
securities on
margin....................
Elimination of the fundamental        1,398,0   98,47  45,01   224,4
policy prohibiting investments for         91       5      7      44
purposes of exercising
control...............

(3) Modify certain fundamental investment restrictions:

                                        For    Again  Absta    BNV*
                                                 st     in
Modify fundamental policy regarding   1,398,7   95,05  47,74   224,4
borrowing money....                        83       2      8      44
Modify fundamental policy regarding   1,389,2   105,8  46,50   224,4
loans.........                             46      32      5      44
Modify fundamental policy regarding   1,390,4   104,9  46,15   224,4
investment in commodities, commodity       41      92      0      44
contracts and futures
contracts................
Modify fundamental policy regarding   1,392,4   106,7  42,39   224,4
issuance of senior                         04      83      6      44
securities........................

(4) Reclassify certain fundamental policies as non-
fundamental policies:

                                        For    Again  Absta    BNV*
                                                 st     in
Reclassification as non-fundamental   1,392,0   104,7  44,73   224,4
the fundamental policy regarding the       82      62      9      44
short sale of
securities...................

* Broker "non-votes are shares held in street name for which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.